FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                CORECOMM LIMITED
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             (Exact name of registrant as specified in its charter)


     DELAWARE                                          23-3032245
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(State of incorporation                                (I.R.S. Employer
or organization)                                       Identification No.)


     110 East 59th Street
     New York, NY                                      10022
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(Address of principal executive offices)               (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:


         Title of each class                      Name of each exchange on which
         to be so registered                      each class is to be registered
         -------------------                      ------------------------------
               None

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

        Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $0.01 per share
        Rights to Purchase Series C Junior Participating Preferred Stock,
                            par value $0.01 per share

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                       This documents consists of 8 pages.
           The exhibit index is contained on page 8 of this document.

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Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         (a)      Common Stock

                  The information required by this Item 1 with respect to the common stock, par value $0.01 per share, of the registrant is incorporated by reference to the information set forth under "Description of the Capital Stock of Post-merger CoreComm" in the registrant's Registration Statement on Form S-4 (File No. 333-44028) under the Securities Act of 1933, as filed with the Securities and Exchange Commission on August 17, 2000 (the "S-4 REGISTRATION STATEMENT"). Such information also will appear in the registrant's prospectus that forms a part of the S-4 Registration Statement, and such prospectus is incorporated by reference.

         (b)      Preferred Share Purchase Rights

                  On September 29, 2000, the Board of Directors (the "BOARD") of CoreComm Limited (the "COMPANY") declared a dividend distribution of one preferred share purchase right (a "RIGHT") for each outstanding share of Company Common Stock, par value $0.01 per share (a "COMMON SHARE"), of the Company to stockholders of record at the close of business on October 16, 2000 (the "RECORD DATE"). Except as set forth below, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series C Junior Participating Preferred Stock, par value $0.01 per share ("SERIES C PREFERRED STOCK"), at a price of $50.00 (the "PURCHASE PRICE"), subject to adjustment. The Purchase Price shall be paid in cash. The terms of the Rights are set forth in a Rights Agreement (the "RIGHTS AGREEMENT") between the Company and Continental Stock Transfer & Trust Company, as Rights Agent.

                  Initially, no separate Right Certificates will be distributed. Until the earlier to occur of (a) 10 business days following a public announcement (by that person or by the Company) that a person or group of affiliated or associated persons (collectively, an "ACQUIRING PERSON") has acquired, or obtained the right to acquire, beneficial ownership of 18% or more of the outstanding Common Shares or (b) 10 business days (or such later date as may be determined by the action of the Board before any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of 18% or more of such outstanding Common Shares (the earlier of such dates being called the "DISTRIBUTION DATE"), the Rights will be evidenced, with respect to any Common Shares outstanding as of the Record Date, by the certificates representing such Common Shares. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with, and only with, Common Share certificates. From as soon as practicable after the Record Date and until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the

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Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("RIGHT CERTIFICATES") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and, thereafter, such separate Right Certificates alone will evidence the Rights.

                  The Rights are not exercisable until after the Distribution Date and will expire on the tenth anniversary of the Record Date (the "FINAL EXPIRATION DATE"), unless earlier redeemed by the Company as described below.

                  In the event that (a) a person or group (other than the Company and its affiliates) becomes an Acquiring Person, except pursuant to (i) the exercise of stock options granted pursuant to the Company's existing and future stock option plans or (ii) the exercise of conversion rights contained in specified stock issues of the Company), or (b) the Board declares any person to be an adverse person upon a determination that such person has become the beneficial owner of a substantial amount of Common Shares (which shall in no event be less than 10% of the Common Shares then outstanding), the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of the Rights Agreement, in lieu of Series C Preferred Stock, such number of shares of Company Common Stock of the Company as shall equal the result obtained by dividing (x) the product of
(1) the then current Purchase Price times (2) the then number of one one-hundredths of a share of Series C Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of an event described in
(a) or (b) above (such product, following such first occurrence, shall thereafter be the "PURCHASE PRICE" for each Right and for all purposes of this Agreement) by (y) the greater of (1) 50% of the Current Market Price per share of Company Common Stock on the date of such first occurrence and (2) the par value per share of Company Common Stock (such number of shares, the "ADJUSTMENT SHARES").

                  In the event that, at any time following the first date of public announcement by the Company or an Acquiring Person indicating that an Acquiring Person has become such (the "STOCK ACQUISITION DATE"), (a) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (b) the Company engages in a merger or other business combination transaction with another person in which the Company is the surviving corporation, but in which its Common Shares are changed or exchanged or (c) 50% or more of the Company's assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, in lieu of Series C Preferred Stock, such number of

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validly authorized and issued, fully paid, non-assessable and freely tradeable shares of Common Stock of the Principal Party, not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by dividing (x) the product of (1) the then current Purchase Price times (2) the number of one-one-hundredths of a share of Series C Preferred Stock for which a Right is exercisable immediately prior to the first occurrence of an event (as described in (a), (b) or (c) above, an "EVENT") (or, if an Event has occurred prior to the first occurrence of an Event, the product of (1) the number of such one one-hundredths of a share for which a Right was exercisable immediately prior to the first occurrence of an Event times (2) the Purchase Price in effect immediately prior to such first occurrence) by (y) 50% of the current market price per share of the Common Stock of such Principal Party on the date of consummation of such Event.

                  The Board may, at its option, at any time after the right of the Board to redeem the Rights has expired or terminated (with certain exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person) for Common Shares at a ratio of one Common Share per Right, as adjusted (the "EXCHANGE RATIO"); PROVIDED, HOWEVER, that such Right cannot be exercised once a person, together with such person's Affiliates and Associates, becomes the owner of 50% or more of the outstanding Common Shares. If the Board authorizes such an exchange, the Rights will immediately cease to be exercisable and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares and/or Common Share equivalents equal to the number of such Rights held by such holder multiplied by the Exchange Ratio.

                  Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in the fourth and fifth paragraphs hereof, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements (except for a contemplated voting arrangement between two of the Company's principal stockholders) that could have the effect of rendering ineffective or circumventing the beneficial ownership rules set forth in the Rights Agreement.

                  The Purchase Price payable, and the number of Shares of Series C Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of (a) a dividend of shares of Series C Preferred Stock, or (b) a subdivision of outstanding shares of Series C Preferred Stock, or (c) an issuance of any shares of its capital stock in a reclassification (including any reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of, the shares of Series C Preferred Stock.

                  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No

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fractional shares that are not integral multiples of one one-hundredth of a share of Series C Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the current market value of one-hundredth of a share of the shares of Series C Preferred Stock on the last trading date prior to the date of exercise.

                  At any time prior to the earlier of (A) the close of business on the tenth day following the Stock Acquisition Date (or, if not a trading day, the nearest trading day after such tenth day) or (B) the Final Expiration Date, the Board may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, subject to adjustment (the "REDEMPTION PRICE"). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will no longer be exercisable. Thereafter the only right of the holders of Rights will be to receive the Redemption Price.

                  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Shares (or other consideration) of the Company or for common shares of the Acquiring Person as set forth above.

                  The provisions of the Rights Agreement may be amended by the Board without approval of the holders of Rights; PROVIDED, HOWEVER, that following the date on which a person has become an Acquiring Person, no such amendment will adversely affect the interests of holders of Rights.

                  A copy of the Rights Agreement specifying the terms of the Rights (including the following Exhibits: (A) the Certificate of Designation with respect to Series C Preferred Stock, specifying the terms of the Series C Preferred Stock, (B) the form of the Rights Certificate and (C) the Form of Rights to Purchase shares of Series C Preferred Stock) is attached hereto as
Exhibit 4.3 and is incorporated herein by reference. The foregoing description of the Rights and the Series C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

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Item 2.  EXHIBITS.

                  The following exhibits are filed as part of this Registration Statement on Form 8-A:


Exhibit No.                Description
-----------                -----------

4.1 Form of Restated Certificate of Incorporation of the Company, to be effective immediately prior to the consummation of the offering described in the S-4 Registration Statement.

4.2 Form of Restated Bylaws of the Company, to be effective immediately prior to the consummation of the offering described in the S-4 Registration Statement (Incorporated by reference to Exhibit 3.4 to the S- 4 Registration Statement).

4.3 Rights Agreement, dated as of September 29, 2000, between the Company and Continental Stock Transfer & Trust Company, which includes the Certificate of Designation in respect of the Series C Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Form of Rights to Purchase Series C Junior Participating Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, Right Certificates will not be mailed until after the Distribution Date (as defined therein).

4.4 Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the S-4 Registration Statement).

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                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                   CORECOMM LIMITED



Date: September 29, 2000           By:  /s/ Richard J. Lubasch
                                        ------------------------------
                                        Name:  Richard J. Lubasch
                                        Title: Senior Vice President - General
                                               Counsel and Secretary

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

                                  EXHIBIT INDEX


Exhibit No.                Description
-----------                -----------

4.1 Form of Restated Certificate of Incorporation of the Company, to be effective immediately prior to the consummation of the offering described in the S-4 Registration Statement.

4.2 Form of Restated Bylaws of the Company, to be effective immediately prior to the consummation of the offering described in the S-4 Registration Statement (Incorporated by reference to Exhibit 3.4 to the S- 4 Registration Statement).

4.3 Rights Agreement, dated as of September 29, 2000, between the Company and Continental Stock Transfer & Trust Company, which includes the Certificate of Designation in respect of the Series C Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Form of Rights to Purchase Series C Junior Participating Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, Right Certificates will not be mailed until after the Distribution Date (as defined therein).

4.4 Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the S-4 Registration Statement).

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